Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements:

(1)	Registration Statements (Form F-3 Nos. 333-265170 and 333-267646) of Innoviz Technologies Ltd., and
(2)	Registration statements (Form S-8 Nos. 333-255511 and 333-265169) pertaining to the 2016 Share Incentive Plan and 2021 Share Incentive Plan of Innoviz Technologies Ltd. ;

of our report dated March 9, 2023 with respect to the consolidated financial statements of Innoviz Technologies Ltd. included in this Annual Report (Form 20-F) of Innoviz Technologies Ltd. for the year ended December 31, 2022.

/s/ KOST, FORER, GABBAY & KASIERER
Tel Aviv, Israel	KOST, FORER, GABBAY & KASIERER
March 9, 2023	A Member of Ernst & Young Global